Exhibit 8.1

                          Stroock & Stroock & Lavan LLP
                                 180 Maiden Lane
                          New York, New York 10038-4982

May 19, 2000

To The Parties Listed on
Schedule A Attached Hereto

Re: SMS Student Loan Trust 2000-B

Ladies and Gentlemen:

You have requested our opinion as special tax counsel to USA Group Secondary Market Services, Inc. ("SMS") and SMS Student Loan Trust 2000-B, a Delaware business trust (the "Trust") and counsel for Deutsche Bank Securities Inc., as representative of the several underwriters, regarding certain United States federal income tax consequences of the issuance by the Issuer of Floating Rate Asset Backed Senior Notes in the initial aggregate principal amount of 1,158,000,000 (the "Senior Notes") and Floating Rate Asset Backed Subordinate Notes in the aggregate principal amount of $42,000,000 (the "Subordinate Notes" and together with the Senior Notes, the "Notes"), pursuant to the Indenture (the "Indenture") dated as of April 1, 2000 between the Trust and Bankers Trust Company, as indenture trustee (the "Indenture Trustee"). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Indenture.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion, including (a) the Registration Statement relating to the Notes on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended by Amendment No. 1 thereto, (b) the Prospectus dated May 15, 2000 and the Prospectus Supplement dated May 15, 2000, relating to the Notes, (c) the Indenture, (d) the Servicing Agreement dated as of April 1, 2000 among the Trust, USA Group Loan Services, Inc., SMS and Bank One, National Association, as eligible lender trustee (the "Eligible Lender Trustee"), (e) the Trust Agreement dated as of April 1, 2000 among SMS, Secondary Market Company, Inc. and the Eligible Lender Trustee, (f) the Administration Agreement dated as of April 1, 2000 among the Trust, SMS and the Indenture Trustee, (g) the Loan Sale Agreement dated as of April 1, 2000 among the Trust, SMS, Bank One, National Association ("Bank One"), as trustee for SMS, and


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USA Group Secondary Market Services, Inc.
May 19, 2000
Page 2

the Eligible Lender Trustee, (h) the Underwriting Agreement dated May 15, 2000 between SMS and Deutsche Bank Securities Inc., as representative of the several Underwriters, (collectively with the agreements referred to in clauses (c) through (g), the "Operative Documents") and (i) forms of the Notes. Our opinions are also based upon the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, Treasury regulations and other applicable authorities. The statutory provisions, regulations and interpretations upon which our opinion is based are subject to change, and any such change could apply retroactively. In addition, there can be no assurance that positions contrary to those stated herein may not be asserted by the Internal Revenue Service ("IRS").

In reaching our opinions, we have taken into account that, for financial accounting purposes, the transfer from SMS to the Trustee may be treated as a sale.

In addition, in rendering the opinions set forth below, we have made such investigations of such matters of law as we deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all Operative Documents submitted to us as originals. Our opinions are also based on the assumption that there are no agreements or understandings with respect to the transactions contemplated in the documents relating to the above-mentioned transaction other than those contained in the Operative Documents. Furthermore, our opinions are based on the assumption that all parties to the Operative Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

As to any facts material to the following opinions which we did not independently establish or verify, we have relied upon statements and representations of the responsible officers and other representatives of SMS and Deutsche Bank Securities Inc. and of public officials and agencies. We have, for purposes of rendering the opinions, also relied on certain factual, numerical, and statistical information provided to us by Deutsche Bank Securities Inc.

In our opinion, (i) the Senior Notes and the Subordinate Notes will be treated as indebtedness for federal income tax purposes; and (ii) the Trust will not be treated as an association taxable as a corporation or a publicly traded partnership taxable as a corporation for federal income tax purposes.

The opinions expressed herein are limited as described above, and we do not express an opinion with respect to any other federal or state law or the law of any other jurisdiction, except as expressly stated herein. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the Operative Documents pursuant to any opinion of counsel


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USA Group Secondary Market Services, Inc.
May 19, 2000
Page 3

or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so.

You should be aware that there is no assurance that the IRS would not challenge the conclusions set forth above. Our opinion also assumes that a court considering the question would have all facts and legal issues properly presented to it.

Very truly yours,


/s/ STROOCK & STROOCK & LAVAN LLP

STROOCK & STROOCK & LAVAN LLP

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USA Group Secondary Market Services, Inc.
May 19, 2000
Page 4

                                   Schedule A

USA Group Secondary Market Services, Inc.
30 South Meridian Street
Indianapolis, Indiana  46204-3503

Secondary Market Company, Inc.
30 South Meridian Street
Indianapolis, Indiana  46250

Deutsche Bank Securities Inc.,
 as representative of the several underwriters
31 West 52nd Street
New York, New York  10019

Moody's Investors Service, Inc.
99 Church Street
New York, New York  10007

Fitch IBCA, Inc.
One State Street Plaza
New York, New York  10004

Standard & Poor's, a division of
  The McGraw-Hill Companies, Inc.
55 Water Street
New York, NY 10041

Krieg DeVault Alexander & Capehart, LLP
2800 One Indiana Square
Indianapolis, Indiana 46204

Bankers Trust Company
Four Albany Street
New York, NY 10006